EXHIBIT 12

Statement Regarding Computation of Ratios

        The ratios of income to fixed charges have been computed on the basis of the total enterprise (as defined by the Commission) by dividing income before fixed charges and income taxes by fixed charges. Fixed charges consist of interest expense on all long-term and short-term borrowings, excluding or including interest on deposits as indicated below. The computations of other ratios are evident from the information presented in this Form 10-Q and the Corporation’s 2002 Annual Report.

Bank One Corporation and Subsidiaries
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

(In millions, except ratios)	Nine Months Ended September 30, 2003	Year Ended 2002	Year Ended 2001	Year Ended 2000 (1)	Year Ended 1999
EXCLUDING INTEREST ON DEPOSITS:
Pretax income (loss) from continuing operations	$3,605	$4,701	$3,748	$(1,119)	$4,932
Earnings (loss) from unconsolidated entities
under the equity method of accounting	105	91	(80)	(129)	(47)
Fixed charges, excluding capitalized interest	1,965	2,720	3,868	5,198	3,719

Adjusted pretax earnings base	5,675	7,512	7,536	3,950	8,604

Interest, excluding interest on deposits	1,887	2,621	3,771	5,105	3,622
Rental factor	78	99	96	93	97
Capitalized interest	2	1	4	9	2

Fixed charges	1,967	2,721	3,871	5,207	3,721
Consolidated ratios of earnings to fixed charges,
excluding interest on deposits	2.9x	2.8x	1.9x	0.8x	2.3x

INCLUDING INTEREST ON DEPOSITS:
Pretax income (loss) from continuing operations	$3,605	$4,701	$3,748	$(1,119)	$4,932
Earnings (loss) from unconsolidated entities
under the equity method of accounting	105	91	(80)	(129)	(47)
Fixed charges, excluding capitalized interest	3,527	5,431	8,749	11,322	8,356

Adjusted pretax earnings base	7,237	10,223	12,417	10,074	13,241

Interest, including interest on deposits	3,449	5,331	8,652	11,228	8,260
Rental factor	78	99	96	93	97
Capitalized interest	2	1	4	9	2

Fixed charges	3,529	5,431	8,752	11,330	8,359
Consolidated ratios of earnings to fixed charges,
including interest on deposits	2.1x	1.9x	1.4x	0.9x	1.6x

(1)	Results for the year ended December 31, 2000 were insufficient to cover fixed charges. The coverage deficiency was approximately $1.2 billion.

74